Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS 85% INCREASE IN NET INCOME - EPS OF $0.37 vs. $0.20 - FOR QUARTER ENDED OCTOBER 31, 2009 ON 10% SALES INCREASE

LITTLE FALLS, New Jersey (December 9, 2009) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported an 85% increase in net income to $6,168,000, or $0.37 per diluted share, on a 10% increase in sales to a record  $70,995,000 for the first quarter ended October 31, 2009. This compares with net income of $3,333,000, or $0.20 per diluted share, on sales of $64,406,000 for the first quarter ended October 31, 2008.

According to Andrew Krakauer, Cantel’s President and CEO, “This record performance reflects our eighth sequential quarter of improved results. Cantel continued to benefit from the growth of higher margin consumables and service revenue, which now comprise 75% of our overall sales.”

Krakauer added, “All of Cantel’s businesses performed well during this quarter. Every operating segment reported higher gross margins and increased operating income, compared with the same quarter in the prior year. The strongest performance was in our Healthcare Disposables segment where operating profit more than doubled, driven by atypically high demand for our U.S.-manufactured, FDA-cleared face masks in response to the H1N1 flu outbreak. Our unusually high shipments of face masks are now returning to more normal levels. Additionally, in our Endoscope Reprocessing segment, proactive sales and marketing investments helped achieve strong revenue growth in both disinfectants and capital equipment.”

The Company also reported that its balance sheet at October 31, 2009 included current assets of $92,552,000, including cash of $23,105,000, a current ratio of 1.53:1, gross debt of $38,000,000 and stockholders’ equity of $193,332,000. Krakauer stated, “We continue to strengthen our balance sheet and generate substantial cash flow. Our cash provided by operating activities was $6,456,000 for the quarter, and our net debt position of $14,895,000 at the end of this first quarter was 25% lower than the previous quarter.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the first quarter ended October 31, 2009 on Wednesday, December 9, 2009 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Wednesday, December 9, 2009 at 2:00 PM through midnight on December 16, 2009 by dialing 1-877-660-6853 and using passcode #286 and conference ID #338712.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=152915. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

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CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended
	October 31,
	2009	2008

Net sales	$70,995	$64,406

Cost of sales	41,537	40,783

Gross profit	29,458	23,623

Expenses:
Selling	8,524	7,350
General and administrative	9,305	9,024
Research and development	1,265	1,065
Total operating expenses	19,094	17,439

Income before interest and income taxes	10,364	6,184

Interest expense	387	751
Interest income	(8)	(70)

Income before income taxes	9,985	5,503

Income taxes	3,817	2,170

Net income	$6,168	$3,333

Earnings per common share - diluted	$0.37	$0.20

Weighted average shares - diluted	16,769	16,457

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31,	July 31,
	2009	2009
Assets
Current assets	$92,552	$88,910
Property and equipment, net	35,780	35,968
Intangible assets	35,788	37,042
Goodwill	114,921	114,995
Other assets	1,091	956
	$280,132	$277,871

Liabilities and stockholders’ equity
Current portion of long-term debt	$30,500	$10,000
Other current liabilities	30,023	29,113
Long-term debt	7,500	33,300
Other long-term liabilities	18,777	18,342
Stockholders’ equity	193,332	187,116
	$280,132	$277,871

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three months ended October 31, 2009 and 2008, respectively, is as follows (in thousands):

	Three Months Ended
	October 31,
	2009	2008

Net income	$6,168	$3,333

Income taxes	3,817	2,170
Interest expense	387	751
Interest income	(8)	(70)
Depreciation	1,564	1,550
Amortization	1,278	1,338
Loss on disposal of fixed assets	—	14

EBITDA	13,206	9,086

Stock-based compensation expense	789	520

EBITDAS	$13,995	$9,606

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.